Item 99.1

Erie Indemnity Company Reports Strong Fourth Quarter Net Operating Income
and Announces Management Change

Erie, Pa., February 27, 2008 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the fourth quarter and year end 2007.

Key points for the fourth quarter 2007:

•	Net income was $32.6 million for the fourth quarter of 2007, down from $45.5 million for the same period in 2006. Net income per share-diluted decreased to $0.55 per share, compared to $0.71 per share in the comparable quarter in 2006. Net income in the fourth quarter of 2007 was affected by net realized losses on investments, which included $16.8 million for impairments of securities.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) was $0.69 in each of the fourth quarters of 2007 and 2006.

•	Gross margins from management operations increased to 15.5 percent in the fourth quarter of 2007 from 14.2 percent in the fourth quarter of 2006.

•	The GAAP combined ratio of the insurance underwriting operations was 90.5 percent in the fourth quarter of 2007 compared to 100.0 percent in the same period of 2006.

•	Net revenue from investment operations decreased to $12.4 million from $30.7 million for the fourth quarters of 2007 and 2006, respectively, driven by realized losses on investments.

•	The fourth quarter 2007 provision for income taxes was increased by adjustments to the tax basis of certain limited partnership investments.

“We capped the year with strong 4th quarter performance in our underlying business operations,” said John J. Brinling, Jr., president and chief executive officer. “Our refined pricing model, improved retention and the expansion of our agency force helped us continue to grow our total policies in force, with new policies up more than 6 percent over 2006 and new written premium up 9 percent. We continued to retain greater numbers of our current customers ending the year with a strong retention ratio of 90.2 percent. We believe our Company is positioned for another positive year in 2008.”

Details of fourth quarter 2007 results — Segment Basis:

Management operations

Management fee revenue grew 1.1 percent, while the direct written premiums of the Property and Casualty Group decreased 0.5 percent in the fourth quarter of 2007 compared to the fourth quarter of 2006. The management fee rate was 25 percent for 2007 and 24.75 percent in 2006. The higher management fee rate in 2007 increased management fee revenue by $2.1 million, or $0.02 per share-diluted for the quarter ended December 31, 2007.

New business premiums written in the fourth quarter of 2007 increased by 6.6 percent to $91.3 million. In the fourth quarter of 2007, personal lines new business premiums written increased 3.5 percent, while commercial lines new business premiums written increased 12.6 percent, when compared to the same period in 2006. The Company’s year-over-year policy retention continued to improve to 90.2 at December 31, 2007, compared to 89.5 at December 31, 2006. Rate actions implemented by the Property and Casualty Group resulted in a $13.7 million decrease in direct written premiums during the fourth quarter of 2007.

The total cost of management operations decreased 0.6 percent to $189.2 million in the fourth quarter of 2007, from $190.3 million for the same period in 2006. Commission costs, the largest component of the cost of management operations, increased 1.7 percent to $132.8 million from $130.6 million in the fourth quarter 2006. Normal and accelerated commissions increased $0.3 million, or 0.3 percent, impacted by more agencies receiving accelerated commissions, as expected in conjunction with the recent expansion of the Company’s agency force. Agent bonuses increased $0.9 million, or 3.5 percent to $26.3 million in the fourth quarter of 2007 due to a new promotional incentive that began in October 2007.

Fourth quarter cost of management operations, excluding commissions, decreased 5.6 percent to $56.4 million in 2007 from $59.8 million in 2006. Personnel costs decreased by 9.1 percent, or $3.2 million, in the fourth quarter of 2007 primarily due to a $2.5 million adjustment to information technology costs allocated to affiliates. Exclusive of this adjustment, personnel costs decreased $0.7 million as a result of a decrease in the management incentive plan expenses that were offset by higher average pay rates of Company employees.

All other operating costs increased 6.6 percent, or $0.8 million, to $13.8 million for the fourth quarter of 2007 compared to the fourth quarter of 2006. These costs were reduced by $1.8 million due to the information technology cost allocation adjustment mentioned above. Exclusive of this adjustment, all other operating costs increased $2.6 million driven primarily by $1.5 million in additional professional fees related to various corporate initiatives and $1.2 million in additional software purchases, software maintenance and license agreements.

Insurance underwriting operations

The insurance underwriting operations generated gains of $4.9 million in the fourth quarter of 2007. The Property and Casualty Group’s adjusted statutory combined ratio was 89.9 and 99.8 in the fourth quarter of 2007 and 2006, respectively.

•	Earned premiums declined $1.2 million for the fourth quarter of 2007 reflecting the trend of premium rate decreases.

•	The fourth quarter 2007 result reflects lower catastrophe levels. Catastrophe losses incurred were $0.5 million, or 0.9 points, in the fourth quarter of 2007 and $2.6 million, or 4.9 points in the fourth quarter of 2006.

•	Adverse development of prior accident year loss reserves, excluding salvage and subrogation recoveries, contributed $0.6 million, or 1.2 points, to the loss ratio in the fourth quarter 2007.

The adverse development in the fourth quarter of 2007 resulted from a change in mortality assumptions used to estimate the pre-1986 automobile catastrophic injury liability reserves. The fourth quarter of 2006 also experienced adverse development resulting primarily from reserve strengthening to the pre-1986 automobile catastrophic injury liability reserves as a result of a change in the medical inflation rate assumption.

Investment operations

Net revenue from investment operations decreased to $12.4 million in the fourth quarter of 2007 compared to $30.7 million in the same period of 2006.

Net investment income, which includes primarily interest and dividends on the Company’s fixed maturity and equity security portfolios, decreased 11.5 percent to $12.5 million in the fourth quarter of 2007. The use of funds during the year to repurchase shares of the Company’s Class A common stock has reduced the capital available for investment operations. The Company repurchased 320,958 shares of the Company’s Class A non-voting common stock at a cost of $16.9 million during the fourth quarter of 2007.

Equity in earnings of limited partnerships totaled $12.8 million in the fourth quarter of 2007. Included in the fourth quarter of 2007 were realized gains recognized in the equity in earnings of limited partnerships of $11.3 million and market value adjustments of $1.5 million. The fourth quarter of 2006 equity in earnings of limited partnerships of $12.7 million included realized gains of $9.7 million with market value adjustments of $3.0 million.

Net realized losses on investments totaled $12.7 million in the fourth quarter of 2007 compared to gains of $2.1 million in the fourth quarter of 2006. Included in net realized losses/gains on investments are impairment charges of $16.8 million and $1.4 million in the fourth quarters of 2007 and 2006, respectively. Contributing to the fourth quarter 2007 impairments were common stock impairments totaling $7.0 million and preferred stock impairments totaling $6.3 million.

Equity in losses of Erie Family Life Insurance Company (EFL) was $0.2 million compared to earnings of $1.8 million in the fourth quarters of 2007 and 2006, respectively. EFL had net realized losses on investments in the fourth quarter of 2007 due to $7.2 million of impairment charges related to their bond portfolio.

The Company adopted Financial Accounting Standard (FAS) 159, “The Fair Value Option for Financial Assets and Financial Liabilities” effective January 1, 2008 for its common stock portfolio. As a result of adopting this standard, all changes in unrealized gains and losses will be reflected in the Company’s Statement of Operations. A one-time cumulative-effect adjustment of approximately $11.2 million, net of tax, will be recorded as an increase to retained earnings with an offsetting reduction to other comprehensive income on January 1, 2008.

Income Taxes

The fourth quarter 2007 provision for income taxes was increased by $1.3 million for adjustments made to the tax basis and sale of certain limited partnership investments that impacted the Company’s deferred tax liability. The low effective income tax rate of 26.8 percent in the fourth quarter 2006 was influenced by the effect of favorable IRS audit adjustments and a downward adjustment to the effective income tax rate recorded through the first three quarters of 2006.

Key points for the full-year 2007:

•	Net income was $212.9 million for the year ended December 31, 2007, a 4.4 percent increase from $204.0 million for the year ended December 31, 2006. Net income per share-diluted increased to $3.43 per share from $3.13 per share in 2006. Net income was impacted by improved underwriting operations and limited partnership earnings.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) increased 11.9 percent to $3.48 in 2007, compared to $3.12 in 2006.

•	Management fee revenue increased 0.4 percent to $947.0 million, from $942.8 million for the same period one year ago. Gross margins from management operations decreased to 18.1 percent for the year ended December 31, 2007 from 19.2 percent in 2006.

•	GAAP combined ratios of the insurance underwriting operations improved to 88.1 percent for 2007 from 93.7 percent for 2006.

•	Catastrophe losses contributed 1.7 points and 4.0 points in 2007 and 2006, respectively.

•	Positive prior accident year loss reserve development favorably impacted the combined ratio in 2007.

•	Net revenue from investment operations was positively impacted by a 42.9 percent increase in earnings from limited partnership investments in 2007.

•	The Company repurchased 4.5 million shares of its common stock in 2007 at a cost of $236.7 million.

Details of 2007 year-end results — Segment Basis:

Management operations

Management fee revenue reflected modest growth of 0.4 percent as direct written premiums of the Property and Casualty Group decreased 0.5 percent in 2007 compared to 2006. The management fee rate being set at its maximum level of 25 percent for 2007, up from 24.75 percent for 2006, contributed to the slight increase in management fee revenue compared to 2006. This higher management fee rate increased management fee revenue by $9.5 million, or $0.10 per share-diluted in 2007. The management fee rate was once again set at the maximum level of 25 percent for 2008 by the Company’s Board of Directors.

Direct written premiums of the Property and Casualty Group were positively impacted by an increase in policies in force of 2.4 percent, offset by the impact of rate reductions taken in 2007 and 2006. New business policies in force grew 6.4 percent in 2007 and renewal business policies in force grew 1.9 percent in 2007. The Company added 214 new agencies in 2007 and expects another 140 new agency appointments in 2008.

Due to continued soft market conditions, the Property and Casualty Group implemented rate reductions in 2005, 2006 and 2007 to be more price-competitive for potential new policyholders and to improve retention of existing policyholders. This resulted in the decline in the Property and Casualty Group’s direct written premiums. The effect of premium rate actions resulted in a net decrease in direct written premiums of $85.9 million in 2007. Rate actions planned for 2008 could result in a net reduction to direct written premiums of $8.8 million in 2008.

The cost of management operations increased 1.8 percent to $799.6 million at December 31, 2007, from $785.7 million for the year ended 2006. Commission costs, the largest component of the cost of management operations, increased 0.6 percent to $557.4 million in 2007. Scheduled rate commissions remained level while other agent incentives drove the $3.3 million increase in total commissions. The first full year impact of the $50 private passenger auto bonus resulted in an increase in expense of $3.1 million in 2007. This program runs through June 30, 2008. Accelerated rate commissions increased $1.3 million given the recent new agency appointments.

Personnel costs increased 1.7%, or $2.4 million, to $138.9 million in 2007. Contributing to this increase was $3.3 million in compensation recognized for the voluntary resignation of the Company’s former chief executive officer. Higher average pay rates of employees offset by lower staffing levels also contributed to the increase. Offsetting these increases was a $2.3 million decrease in expense for management incentive plans in 2007 due primarily to fluctuations in the market value of the estimated shares and lower than targeted performance.

All other operating costs increased $9.9 million, or 21.1% in 2007 due to a charge for a judgment against the Company of $4.3 million and an increase in professional fees of $4.0 million related to various corporate initiatives.

Insurance underwriting operations

The insurance underwriting operations generated gains of $24.7 million for the year ended December 31, 2007, compared to $13.4 million in 2006.

•	Earned premiums declined $6.1 million in 2007, reflecting the impact of rate reductions taken in 2006 and 2007.

•	Favorable development of prior accident year losses, excluding salvage and subrogation recoveries, improved the GAAP combined ratio by 5.3 points and 1.9 points in 2007 and 2006, respectively.

•	Catastrophe losses incurred for 2007 were $3.6 million compared to $8.5 million in 2006. The Property and Casualty Group’s actuarially projected average catastrophe level is about 6 loss ratio points per accident year.

The Company’s 5.5 percent share of the Property and Casualty Group’s positive favorable development of prior accident year losses, after removing the effects of salvage and subrogation recoveries, was $11.0 million in 2007 and $4.0 million in 2006. The Property and Casualty Group reduced reserves in 2007 on prior accident years as a result of sustained improved severity trends on automobile bodily injury and on uninsured/underinsured motorist (UM/UIM) bodily injury. In 2006, the total favorable development of 3.9 points was offset by 2.0 points for reserve strengthening of the pre-1986 automobile catastrophic injury liability reserve. The Property and Casualty Group’s favorable development in 2006 on prior accident years was the result of improved frequency trends for automobile bodily injury and uninsured/underinsured motorist bodily injury, predominantly from 2004 and 2005 accident years.

Investment operations

Net revenue from investment operations increased by 6.6 percent to $110.5 million for the year ended December 31, 2007, from $103.6 million at December 31, 2006.

Net investment income decreased to $52.8 million for 2007, from $55.9 million for 2006, down 5.5 percent, as the Company continued to repurchase shares of its common stock. In 2007, 4.5 million shares were repurchased at a total cost of $236.7 million. Included in 2007 are 1.9 million shares repurchased from the F. William Hirt Estate that was separately authorized from the Company’s repurchase program, for a total cost of $99.0 million. At December 31, 2007, approximately $92 million of outstanding repurchase authority remains under the repurchase program that runs through December 31, 2008.

For the year ended December 31, 2007, the Company had net realized losses on investments of $5.2 million, compared to net realized gains of $1.3 million for 2006. Total impairment charges in 2007 for fixed maturities and equity securities were $22.5 million, primarily in issues in the banking and finance industries, offset somewhat by gains on common stock sales of $14.3 million. Included in the 2007 impairment charges are $8.5 million related to common stock and $8.8 million related to preferred stock. Total impairment charges in 2006 were $6.4 million, with $4.4 million related to equity securities.

Equity in earnings of limited partnership investments increased 42.9 percent to $59.7 million, compared to $41.8 million in 2006, as a result of fair value appreciation from private equity partnerships and fair value appreciation and earnings from the Company’s real estate limited partnerships.

In December, the Company’s Board of Directors increased the regular quarterly dividend from $0.40 to $0.44 on each Class A share and from $60.00 to $66.00 on each Class B share. The dividend increase is a result of the Company’s continuing strong financial results and capitalization.

Current Market Environment

The current credit environment turmoil caused by the subprime mortgage crisis did not have a significant impact on the Company’s investment portfolio in 2007. Approximately 5.0 percent of the Company’s fixed income portfolio is invested in structured products and have an average rating of A+ or higher. The Company has no direct exposure to the subprime residential mortgage market through investments in structured products.

In addition to the subprime crisis, the Company continues to monitor its municipal bond portfolio and impacts that municipal bond insurer’s credit rating downgrades could have on the Company’s portfolio. The Company’s municipal bond portfolio accounts for $249.4 million, or 35.5 percent, of the total fixed income portfolio. Of the total municipal bond portfolio, $199.1 million, or 79.8 percent, are insured. This insurance guarantees the payment of principal and interest on a bond if the issuer defaults. The Company’s municipal bond portfolio is highly rated and includes all investment grade holdings (BBB or higher). The overall credit quality rating of the municipal bond portfolio is AAA, while the overall credit quality rating of the municipal bond portfolio giving no effect to insurance is A+.

Management Transition

The Company also announced today that Thomas B. Morgan, executive vice president, Insurance Operations, has resigned from the Company effective Friday, Feb. 29, to pursue other interests. The Company’s Insurance Operations will be restructured under the leadership of two long-time ERIE employees. Michael S. Zavasky, senior vice president and division officer, Strategy Management Office, will oversee Personal Lines, Commercial Lines and Customer Service. Zavasky joined ERIE in 1977 and has worked in a variety of positions, including managing director of Reinsurance Operations and senior vice president and division officer, Commercial Lines. George Lucore, who retired in 2006 after 34 years with the Company, will rejoin ERIE to oversee Agency, Claims and Field Operations. Prior to his retirement, Lucore served as senior vice president and division officer of the Agency Division.

Board Positions

The Company has been advised by two of its incumbent directors, Kaj Ahlmann and John T. Baily, that they do not intend to stand for reelection to the Company’s Board of Directors at its annual shareholders’ meeting scheduled for April 22, 2008. In separate letters to the Board’s Nominating Committee chair, each director indicated that they will finish out their current term, continuing in their respective roles as Strategy Committee chair (Ahlmann) and Audit Committee chair (Baily). The Board will announce the 2008 slate of directors for election on or about March 10, 2008.

***

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and other business activities during 2007 and beyond. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.